Exhibit 99.1

 CON-WAY INC.
 COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

 (Dollars in thousands)
                                               Six Months Ended
                                                 June 30,2007
                                               ----------------

 Fixed Charges:
   Interest expense                             $      17,324
   Capitalized interest                                   216
   Dividend requirement on Series B
     Preferred Stock (1)                                3,904
   Interest component of
     rental expense (2)                                 3,692
                                               ----------------
 Fixed Charges                                  $      25,136
                                               ================
 Earnings:
   Income from continuing operations
     before income tax provision                $     127,465
   Loss from equity investment (3)                      2,699
                                               ----------------
                                                      130,164
   Fixed Charges                                       25,136
     Capitalized interest                                (216)
     Preferred dividend requirements (4)               (3,904)
                                               ----------------
                                                $     151,180
                                               ================
    Ratio                                                 6.0 x


 (1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by Con-way's Retirement Savings Plan.

 (2)  Estimate of the interest portion of lease payments.

 (3) In December 2006, Con-way recognized the sale to GM of Con-way's membership interest in Vector. In the first half of 2007, operating income included a $2.7 million first-quarter loss for the write-off of a receivable related to the Vector sale.

 (4) Preferred stock dividend requirements included in Fixed Charges but not deducted in the determination of income from continuing operations before income taxes.